RESOLUTIONS OF THE
BOARD OF DIRECTORS
OF UWHARRIE CAPITAL CORP
        WHEREAS, the persons named below are designated as "Reporting Persons" of Uwharrie Capital Corp (the "Company") for purposes of Rule 16a (Reporting Requirement):
        1.   Board of Directors                      Uwharrie Capital Corp

        2.   Roger L. Dick                      President and Chief Executive Officer                                                         Uwharrie Capital Corp

        3.   Brendan P. Duffey                       Executive Vice President &
                                                        Chief Operating Officer                                                                       Uwharrie Capital Corp
        4.   Christy D. Stoner                      President & Chief Executive Officer
                                                      The Strategic Alliance Corporation                                                                  (subsidiary of Bank of Stanly),                                                                 Strategic Investment Advisors, Inc.                                                         and BOS Agency, Inc.
        5.   Jim L. Strayhorn                      President & Chief Executive Officer
                                              Anson Bank & Trust Co. (subsidiary bank)

        6. Willie D. "Bill" Lawhon, Jr.   President & Chief Executive Officer
                                                      Bank of Stanly (subsidiary bank)
        7.   Patricia K. Horton                    Chief Executive Officer
                                                      Cabarrus Bank & Trust Company
                                                      (subsidiary bank)
        8.   Virginia R. Dunn                      Chief Financial Officer &                                                                         Executive Vice President                                                                                Uwharrie Capital Corp
        9.   Robert B. Brannan, III              President
                                                      Cabarrus Bank & Trust Company
                                                              (subsidiary bank)
        FURTHER, all other officers of the Company are excluded from policymaking functions and, therefore, are not "Reporting Persons" of the Company.
        FURTHER, those persons named will be responsible for complying with the "Pre-Clearance Policy for Uwharrie Capital Corp Stock Transactions" as set forth by the Board of Directors and for notifying Tamara M. Singletary, who has been designated as the Company's

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SEC "Reporting Persons" Resolution
UCC Board of Directors Meeting
September 20, 2005
contact person for stock matters, prior to engaging in any transaction involving or effecting any change in his/her beneficial ownership of equity securities of the Company including, without limitation, any change resulting from any private negotiation trade, market trade through the Company, gifts, custodial accounts, trusts, corporations, partnerships, marriages, deaths, incentive stock options, employee stock purchase plan, employee benefit plan, etc.) in order to prevent violations of Rule 16a and 16b.
        FURTHER, compliance with the reporting rules is the sole responsibility of the individual Reporting Persons and not the Company; however, Tamara M. Singletary will assist persons with reporting forms to ensure timely filings with the Securities and Exchange Commission (SEC).
        FURTHER, the "Reporting Persons" authorize and designate Roger L. Dick, Brendan P. Duffey or Tamara M. Singletary to sign SEC Forms 3, 4 and 5 and file in their behalf, if needed, for fiscal year 2005.  Notice of this signature authorization will be given to the Securities and Exchange Commission by providing a copy of this resolution.
                ______   (Approved by UCC Board of Directors  September 20, 2005)